UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chartwell International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	95-3979080
(State or other jurisdiction of	(IRS Employer Identification No.)

incorporation or organization)

1124 Smith Street, Suite 304, Charleston, WV 25301

(Address of Principal Executive Offices)   (Zip Code)

2006 Equity Incentive Plan

(Full title of the Plan)

Paul Biberkraut

1124 Smith Street, Suite 304

Charleston, WV 25301

(Name and address of agent for service)

(304) 345-8700

(Telephone number, including area code,

of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock underlying 2006 Equity Incentive Plan, reserved for future issuance	1,250,672(1)	$2.70(2)	$3,376,814(2)	$361.32

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Calculated in accordance with Rule 457(h) based on the average of the bid and ask price of the Company's securities on the OTC Bulletin Board on May 23, 2006.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission rules and regulations allow us to "incorporate by reference" the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:

(1)           Small business issuer's Annual Report on Form 10-KSB, as amended on Form 10KSB/A for the fiscal year ended July 31, 2005;

(2)	Small business issuer's Prospectus dated May 25, 2006 filed pursuant to Rule 424(b)(3);

(3)         The description of the Small business issuer's Common Stock contained in the Small business issuer’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(4)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in section (1) above.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and will be made a part of it from the date of filing with the Securities and Exchange Commission.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4. Description of Securities.

The Small business issuer's common stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of Nevada. Under Nevada law, it is presumed that directors and officers are reliable and competent and that they shall exercise their respective powers and duties in good faith with a view to the beneficial interests of the Company. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that directors and officers of the Company are not individually liable to the Company or its shareholders or its creditors for any damages as a result of any act or failure to act in such a capacity, unless it is so proven that such an act or failure to act in the capacity as a director or officer constituted a breach of fiduciary duty and that such a breach of fiduciary duty involved intentional misconduct, fraud of a knowing violation of law.

Section 78.7502 of the NRS provides that, except in an action by or in the right of the Company, the Company may indemnify any person serving as director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all, an “Indemnified Party”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such an action, suit or proceeding. Further, under certain circumstances and subject to certain conditions and limitations, the Company may indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding~~.~~, Section 78.7502 provides that such person shall be indemnified against expenses, including attorneys’ fees, reasonably and actually incurred.

Section 78.751 of the NRS provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnified Party is proper in such circumstances. The determination must be made by (i) the stockholders, (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 2 of NRS 78.751 provides that the Company’s Articles of Incorporation, its Bylaws or an agreement made by the Company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Subsection 3 of NRS 78.751 further provides that any indemnification made pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in such person’s official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that such person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, indemnification pursuant to NRS 78.7502 and advancement of expenses shall continue for any Indemnified Party who has ceased to hold such qualifying position and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 78.752 of the NRS provides that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnified Party for any liability asserted against such person liability and expenses incurred by such person the capacity as an Indemnified Party, whether or not the Company has the authority to indemnify such person against such liability and expenses.

The Company’s Articles of Incorporation, as amended, provides that no director or officer of the Corporation shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The Company’s Bylaws, as amended, provide for indemnification of any director, officer, employee or agent in such similar instances and circumstances as outlined under the provisions of Section 78.7502 of the Nevada Revised Statutes. To the extent any Indemnified Party is successful in defense of any action, suit, proceeding or claim, such person shall be indemnified against all expenses, including attorneys’ fees, actually and reasonably incurred. Furthermore, in the proper circumstances where applicable standards of conduct are met, as established in the Bylaws, the Board of Directors shall determine the applicability of indemnification to such person(s).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	2006 Equity Incentive Plan(1)

5.1	Opinion of Bullivant Houser Bailey PC

23.1	Consent of Bullivant Houser Bailey PC is contained in Exhibit 5.1

23.2	Consent of Ronald R. Chadwick, P.C., Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1) Incorporated by reference to the Company's Proxy Statement for the annual meeting held on February 8, 2006 (File No. 000-51342)

Item 9. Undertakings.

(a)	The undersigned small business issuer hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post~~?~~-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

(A)        Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act; and

(B)        Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

(2)           For determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of the securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)           The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the small business issuer's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*       *       *       *

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the small business issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on May 30, 2006.

CHARTWELL INTERNATIONAL, INC.,

a Nevada corporation

Dated:	May 30, 2006	By:	/s/ Imre Eszenyi

Imre Eszenyi,

Chairman of the Board, Acting President and Executive Vice President

(Principal Executive Officer)

POWER OF ATTORNEY

Known All Persons By These Present, that each person whose signature appears below appoints Imre Eszenyi as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated~~.~~:

Dated:	May 30, 2006	By:	/s/ Imre Eszenyi

Imre Eszenyi,

Chairman of the Board, Acting President

and Executive Vice President

(Principal Executive Officer)

Dated:	May 30, 2006	By:	/s/ David C. Adams

David C. Adams, Director

Dated:	May 30, 2006	By:	/s/ Charles Srebnik

Charles Srebnik, Director

Dated:	May 30, 2006	By:	/s/ Paul Biberkraut

Paul Biberkraut, Chief Financial and

Administrative Officer

(Principal Financial Officer and Principal

Accounting Officer)